Exhibit 99.1

Tesla Q3 2019 Vehicle Production & Deliveries

In the third quarter, we achieved record production of 96,155 vehicles and record deliveries of approximately 97,000 vehicles.

	Production	Deliveries	Subject to lease accounting
Model S/X	16,318	17,400	15%
Model 3	79,837	79,600	8%
Total	96,155	97,000

In addition, we achieved record net orders in Q3 and are entering Q4 with an increase in our order backlog. As was also the case in Q2, nearly all of our Model 3 orders were received from customers who did not previously hold a reservation, solidifying the transition to generating strong organic demand. We are continuing to focus on increasing production to meet that demand.

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q3 earnings. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5% or more. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.